Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT

o    United First International Limited

o Beijing Orsus Xelent Technology & Trading Company Limited (a wholly owned subsidiary of United First International Limited)

o    Orsus Xelent Holdings (BVI) Limited

o Orsus Xelent Trading (HK) Company Limited (a wholly owned subsidiary of Orsus Xelent Holdings (BVI) Limited)